Exhibit 99.B(22)(D)(5)

October 11, 2006

Mr. Lynn L. Anderson

Chairman of the Board

SSgA Funds

909 A Street

Tacoma, WA  98402

RE:                              SSgA Funds Reimbursements and Waivers

Dear Lynn:

SSgA Funds Management, Inc. (“SFM”), as advisor to the SSgA Funds (the “Funds”), agrees to reimburse the Funds for all expenses on an annual basis (exclusive of non-recurring account fees and extraordinary expenses) as shown in the table below until December 31, 2007.

SSgA Fund Name	Total Expense Reimbursement	Expiration Date
S&P 500 Index	All expenses in excess of .18%	December 31, 2007
Intermediate Fund	All expenses in excess of .60%	December 31, 2007
International Growth Opportunities	All expenses in excess of 1.10%	December 31, 2007
Life Solutions Balanced	All expenses in excess of .45%	December 31, 2007
Life Solutions Growth	All expenses in excess of .45%	December 31, 2007
Life Solutions Income and Growth	All expenses in excess of .45%	December 31, 2007
Tuckerman Active REIT	All expenses in excess of 1.00%	December 31, 2007
Aggressive Equity	All expenses in excess of 1.10%	December 31, 2007
Core Opportunities	All expenses in excess of 1.10%	December 31, 2007
High Yield Bond	All expenses in excess of .75%	December 31, 2007
Bond Market	All expenses in excess of .50%	December 31, 2007
Emerging Markets	All expenses in excess of 1.25%	December 31, 2007
International Stock Selection	All expenses in excess of 1.00%	December 31, 2007
IAM SHARES	All expenses in excess of .65%	December 31, 2007
Prime Money Market	All expenses in excess of .20%	December 31, 2007
US Treasury Money Market	All expenses in excess of .20%	December 31, 2007
Money Market	All expenses in excess of .40%	December 31, 2007

SSgA Fund Name	Total Expense Reimbursement	Expiration Date
Large Cap Value	All expenses in excess of 1.10%	December 31, 2007
Large Cap Growth Opportunities	All expenses in excess of 1.10%	December 31, 2007
Prime Money Market Class T	All expenses in excess of .80%	December 31, 2007
US Treasury Money Market Class T	All expenses in excess of .80%	December 31, 2007
Aggressive Equity Class R	All expenses in excess of 1.60%	December 31, 2007
Bond Market Class R	All expenses in excess of 1.00%	December 31, 2007
Core Opportunities Class R	All expenses in excess of 1.60%	December 31, 2007
International Stock Selection Class R	All expenses in excess of 1.60%	December 31, 2007
Small Cap Class R	All expenses in excess of 1.60%	December 31, 2007
Directional Core Equity	All expenses in excess of 1.60%(1)	December 31, 2007
Enhanced Small Cap	All expenses in excess of .75%	December 31, 2007

In addition, SFM agrees to the following management fee waivers on an annual basis for certain Funds in the amounts and for the expiration dates shown in the table below.

SSgA Fund Name	Management Fee Waiver	Expiration Date
Prime Money Market	.05% of .15% management fee	December 31, 2010
US Treasury Money Market	.15% of .25% management fee	December 31, 2010

This agreement, which supersedes any prior voluntary waiver or reimbursement arrangements for the Funds specifically named above may, at SFM’s option, continue after the dates designated above, but may be revised or eliminated at any time thereafter without notice.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSgA FUNDS MANAGEMENT, INC.

By:

/s/ James Ross

Its: PRESIDENT

Accepted and Agreed:

(1) Exclusive of nonrecurring account fees, extraordinary expenses, AND interest on securities sold short.

SSgA Funds, on behalf of the portfolios named above

By:	/s/ Lynn L. Anderson

Its: CHAIRMAN